UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2009

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

1.	SECURED CONVERTIBLE DEMAND NOTE

On May 8, 2009, PetroTech Holdings Corp. (“PetroTech”) funded $7,976,000 to PA LLC in exchange for a Secured Convertible Demand Note (the “Note”) from PA LLC (as the maker of the Note) and PetroAlgae Inc. (the “Company”). The proceeds from this funding will be used solely for working capital purposes.

Under the terms of the Note, PA LLC promises to pay PetroTech on demand the principal sum of $7,976,000, together with interest that accrues on the unpaid principal balance at 12.0% per annum.

PA LLC may prepay the entire Note by paying PetroTech the unpaid principal balance and accrued but unpaid interest. PA LLC also has the right, commencing on June 1, 2009, and on the first business day of each succeeding September, December and March to pay all accrued and unpaid interest through the issuance by the Company of its common stock at a price per share equal to the greater of (a) the volume weighted average price of the Company’s common stock for the prior 15 days and (b) $5.43. PetroTech has the right at any time to convert all or any portion of the unpaid principal balance and/or accrued interest into shares of the Company’s common stock of the Company at a fixed conversion price of $5.43 a share.

Following the occurrence and during the continuance of an event of default, PA LLC shall pay additional interest on the outstanding principal balance of the Note in an amount equal to 2% per month.

Neither the Company nor PA LLC is under any obligation to register the Note or any shares of common stock issuable upon conversion of the Note. The Note may be assigned by PetroTech.

2.	LETTER AGREEMENT

On May 12, 2009 the Company entered into a letter agreement with PetroTech (the “Letter Agreement”), pursuant to which the Company and PetroTech agreed to consummate a merger and/or consolidation (a “Merger”) of PetroTech with and into the Company, with the Company surviving, promptly following the first date upon which (i) the Company shall have attained EBITDA of not less than $100,000,000 for a consecutive 12-month period (the “Trigger Date”) and (ii) certain Merger Pre-Conditions (defined below) shall have been satisfied. PetroTech is the record owner of 100,000,000 shares (the “Shares”) of common stock, par value $.001 per share, of the Company (the “Common Stock”), representing 95.8% of the Company as of May 11, 2009.

Merger Pre-Conditions

The Letter Agreement provides that the final definitive documentation necessary to effect the Merger will include, without limitation, the following terms and conditions:

•

At the time of closing, the Shares and all other assets and liabilities of PetroTech (the “Exchanged Assets”) will be exchanged for newly issued shares of common stock, par value $0.001 per share, of the Company in an amount to be determined by dividing the fair market value of the Exchanged Assets (less liabilities of PetroTech that are assumed by the Company) by the average closing price of each share of Common Stock as reported by Bloomberg L.P. for the 5 trading days immediately preceding the closing date of the Merger.

•

The Company, each registered owner, option holder and warrant holder of PetroTech as of the Trigger Date, and XL TechGroup, Inc. (collectively, the “Related Shareholders”) will enter into a shareholders’ agreement in form and substance acceptable to each party thereto. Certain members of the Company’s senior management also beneficially own common shares of XL TechGroup, Inc.

•	Such other terms and conditions as are customary for transactions of a similar type or are otherwise deemed necessary by either the Company or PetroTech.

Delay/Termination

The Related Shareholders may elect to delay the closing date of the Merger and/or terminate the proposed Merger by unanimous written consent delivered to each of the Company and PetroTech.

Lock Up Arrangement

Until the earlier of the termination of the Letter Agreement or consummation of the Merger, PetroTech has agreed to a lock up provision with respect to Common Shares it currently or hereafter owns of record or beneficially, which prohibits it from directly or indirectly selling, offering, contracting or granting any option to sell, or otherwise disposing of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: May 14, 2009	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President